Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Senior Vice President announces retirement plan;
two officer promotions announced
LAKELAND, Fla., Oct. 14, 2024 — Today, Publix Super Markets CEO Kevin Murphy announced the retirement plan of Senior Vice President of Product Business Development Dave Bornmann after 41 years of dedicated service and the promotion of two officers effective Jan. 1, 2025.
“We are grateful for Dave’s more than four decades of dedicated service to Publix, our associates and the communities we serve,” said Murphy. “He’s been a strong leader keenly focused on growing and supporting our supplier relationships, store merchandising and replenishment, as well as emerging business and health and wellness initiatives. He’s provided invaluable insights to his team and our industry. We wish him well in his retirement.”
Upon Bornmann’s retirement, Vice President of Product Business Development for Fresh Products Brad Oliver will be promoted to senior vice president of product business development.
With Oliver’s promotion, Product Business Development Director for Meat Lee Revis will be promoted to vice president of product business development for fresh products.
“We are proud to have Brad and Lee take the next steps in their Publix careers,” said Murphy. “Promotion from within provides our associates amazing opportunities for growth and development. Both have been exceptional leaders dedicated to growing and mentoring their teams to best serve our customers. I am excited to see the continued contributions they each will make to our company.”
About Bornmann
Bornmann, 66, began his Publix career in 1983 as a computer programmer in Lakeland, Florida. He was promoted to strategic project manager in 1992 and business development manager for dairy, processed meats and DSD items in 1994. In 1998, he was promoted to vice president of product business development for grocery/non-foods and has been serving in his current role since 2013. Bornmann and his wife, Melissa, will continue to reside in Lakeland. He is looking forward to spending more time with family and on Anna Maria Island.
About Oliver
Oliver, 51, began his Publix career in 1991 as a part-time front service clerk in Lakeland. He worked in a variety of store positions before becoming a retail information specialist in 1998 and transferring to the support side of the business in 2000 as a grocery technical specialist. He was promoted to business development director for grocery retail support in 2013, business development director for DSD grocery in 2017, and vice president of product business development for grocery/non-foods in 2018. In 2020, he was named vice president of product business development for deli and produce, and in 2022, he assumed his current role. Oliver and his wife, Michelle, reside in Lakeland.
About Revis
Revis, 57, began his Publix career in 1987 as a part-time meat cutter apprentice in Ormond Beach, Florida. He worked in a variety of positions in the meat department before being promoted to meat manager in 1993, meat merchandiser in 1998, retail coordinator for meat in 2000, and in 2003 became a fresh meat buyer. He was promoted to category manager for fresh meat in 2006, director of fresh products/produce and bakery of retail support in 2013, business development director for produce in 2015, and business development director for bakery in 2016. He assumed his current role in 2019. Revis and his wife, Renee, reside in Brandon, Florida.
Publix, the largest employee-owned company in the U.S. with more than 255,000 associates, currently operates 1,381 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 27 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###